UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities exchange act of 1934

Date of report (Date of earliest event reported): September 19, 2005

BRONCO DRILLING COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	20-2902156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, Oklahoma	73134
(Address of principal executive offices)	(Zip code)

(405) 242-4444

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into A Material Agreement

The information provided in Item 2.03 is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On September 19, 2005, Bronco Drilling Company, Inc. (the “Company”) entered into a Term Loan and Security Agreement with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as lender (“Merrill Lynch” or the “Lender”). The term loan provides for a term installment loan in an aggregate amount not to exceed $50.0 million. The term loan provides for a commitment by Merrill Lynch to advance funds from time to time until December 31, 2005. The outstanding balance under the term loan may not exceed 60% of the net orderly liquidation value of the Company’s operating land drilling rigs. The Lender’s commitment to make advances to the Company expires on December 31, 2005. On September 19, 2005, the Company borrowed $43.0 million under the term loan. The proceeds of the term loan will be used to replenish the Company’s working capital for general business purposes, finance improvements to and the refurbishment of the Company’s land drilling rigs, and to acquire additional land drilling rigs.

The term loan bears interest on the outstanding principle balance at a variable per annum rate equal to LIBOR plus 271 basis points. For the period from September 19, 2005 to January 1, 2006, interest only will be payable monthly on the outstanding principal balance. Commencing February 1, 2006, the outstanding principle and interest on the term loan will be payable in sixty consecutive monthly installments, each in an amount equal to one sixtieth of the outstanding principal balance on January 1, 2006 plus accrued interest on the outstanding principle balance. Any outstanding principal and accrued but unpaid interest will be immediately due and payable in full on January 1, 2011.

The Company’s obligations under the term loan are secured by a first lien and security interest on substantially all of the Company’s assets and are guaranteed by each of the Company’s principal subsidiaries. The term loan includes usual and customary negative covenants for loan agreements of this type, including covenants limiting the Company’s ability to, among other things: consolidate or merge; form subsidiaries; substantially change the nature of its business; sell, transfer or dispose of assets; create or incur indebtedness; create liens; pay dividends or make other distributions; make loans and investments; enter into transactions with affiliates; and cancel, terminate, or amend any material contract. The term loan also requires the Company to meet certain financial covenants, including maintaining (1) a minimum “Fixed Charge Coverage Ratio” of 1 to 1 as of each consecutive calendar quarter-end from September 30, 2005 through June 30, 2006, 1.10 to 1 as of each consecutive financial quarter-end from July 1, 2006 through June 30, 2007, and 1.20 to 1 as of each consecutive financial quarter-end after June 30, 2007, and (2) a maximum “Total Debt to EBITDA Ratio” of 5 to 1 as of December 31, 2005, 4 to 1 as of March 31, 2005, and 3 to 1 as of June 30, 2006 and each consecutive calendar quarter ended thereafter. For the purposes of the calculation of the Company’s Total Debt to EBITDA Ratio, “Total Debt” will be based upon total indebtedness minus any subordinated debt. The term loan also includes customary events of default, including, among other things, breach of warranty, dissolution, bankruptcy, and certain changes of control.

The foregoing description of the material terms of the term loan does not purport to be complete and is qualified in its entirety by reference to the term loan, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The term loan has been attached to this Form 8-K as an exhibit to provide investors with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations among the parties with respect to the transactions described above, the term loan is not intended to be a source of factual, business or operational information about the parties. The representations, warranties, and covenants made by the parties in the term loan are qualified, including by information in the schedules referenced in the term loan that the Company delivered in connection with the execution of the term loan. Representations and warranties may be used as a tool to allocate risks between the respective parties to the term loan, including where the parties do not have complete knowledge of all facts, instead of establishing these matters as facts. Furthermore, they may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this filing. Accordingly, they should not be relied upon as statements of factual information.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Exhibit Number	Description
10.1	Loan Agreement, dated September 19, 2005, by and between the Bronco Drilling Company, Inc. and Merrill Lynch Capital.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRONCO DRILLING COMPANY, INC.

By:	/s/ Zachary M. Graves
Zachary M. Graves
Chief Financial Officer

Date: September 23, 2005